UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2024

PLUS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34375	33-0827593
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4200 Marathon Blvd., Suite 200

Austin, Texas 78756

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (737) 255-7194

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	PSTV	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging Growth Company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 31, 2024, Plus Therapeutics, Inc. (the “Company”) drew $3.3 million on its existing margin loan facility (the “Pershing Credit Facility”) with Pershing LLC (“Pershing”), an affiliate of The Bank of New York Mellon Corporation. The Company drew the funds to make the repayments described under Item 1.02 below.

Borrowings under the Pershing Credit Facility bear interest at the target interest rate set by the Federal Open Market Committee, subject to a floor of 5.5%, plus a spread of 1.75% and applicable fees of 0.5%, subject to a maximum interest rate of the then applicable Prime Rate as published in The Wall Street Journal plus 3.0%. Interest payments thereunder are calculated on a monthly basis and, unless paid, are added to the outstanding balance under the Pershing Credit Facility. The proceeds under the Pershing Credit Facility are available for working capital needs and other general corporate purposes. The Pershing Credit Facility includes certain covenants and restrictions, which may require the Company, on an on-going basis, to deposit additional funds or marketable securities in order to maintain the line of credit extended by Pershing.

The available credit line limit under the Pershing Credit Facility fluctuates based on the Company’s request for extensions of credit from time to time, subject to the value of the collateralized marketable securities that the Company holds with Pershing, provided that the amount available to draw under the Pershing Credit Facility cannot exceed 91.5% of the value of the Company’s collateralized marketable securities deposited with Pershing (the “Collateral”). Depending on the value of the Collateral that the Company holds with Pershing, Pershing may require the Company, on an on-going basis, to deposit additional funds or marketable securities in order to restore the level of the Collateral to an acceptable level. The amounts borrowed under the Pershing Credit Facility are due on demand.

The Pershing Credit Facility is secured by a general lien and security interest in the Company’s Collateral held in its account with Pershing. Upon certain customary events of default, Pershing has the right, in its discretion, to liquidate, withdraw or sell all or any part of the Collateral and apply the proceeds to the amounts outstanding under the Pershing Credit Facility. The Pershing Credit Facility is also subject to certain customary terms and conditions.

The foregoing description of the Pershing Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full and complete terms of the Pershing Credit Facility loan documents, copies of which are filed hereby as Exhibits 10.1, 10.2 and 10.3 and are incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

On May 29, 2015, the Company entered into a Loan and Security Agreement, that was subsequently amended, with Oxford Finance, LLC (“Oxford”) (the “Oxford Term Loan”). On June 3, 2024, following the drawing of $3.3 million on the Pershing Credit Facility on May 31, 2024, the Company repaid the Oxford Term Loan in full, a payment amount that totaled approximately $3.3 million, which included both the balance of outstanding principal and interest and the final payment fee due. The repayment in full of the Oxford Term Loan terminated Oxford’s security interest in the Company’s existing and after-acquired assets, as well as all other certain restrictions and covenants under the Oxford Term Loan.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated in this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	Lending Agreement, dated April 5, 2024, by and between Plus Therapeutics, Inc. and Pershing LLC

10.2	Loan Interest Rate Form, dated May 24, 2024, by and between Plus Therapeutics, Inc. and Pershing LLC

10.3	Extension of Credit, dated May 29, 2024, by and between Plus Therapeutics, Inc. and Pershing LLC

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLUS THERAPEUTICS, INC.

Date: June 4, 2024	By:	/s/ Andrew Sims
	Name:	Andrew Sims
	Title:	Chief Financial Officer